Exhibit 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the 5th day of January, 2015 (the “Effective Date”), between Journal Media Group, Inc. (the “Company”) and Timothy E. Stautberg (“Executive”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Employment Term.
(a)    Initial Term. The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and subject to the conditions set forth in this Agreement, for the period beginning on the “Closing Date”, as defined in the Master Transaction Agreement, dated as of July 30, 2014, among the Company, The E. W. Scripps Company, Journal Communications, Inc. and certain other parties named therein (the “Master Transaction Agreement”), and ending on the third anniversary of the Closing Date, unless terminated earlier pursuant to the provisions of this Agreement (the “Term”).
(b)    Renewals. The Term shall be automatically renewed for successive one-year periods on the terms and subject to the conditions of this Agreement (including, without limitation, Section 8 hereof), commencing on the third anniversary of the Closing Date, and on each anniversary date thereafter, unless either the Company or Executive gives the other party written notice (in accordance with Section 12 hereof), at least 120 calendar days prior to the end of such initial or extended Term, of its or his intention not to renew this Agreement or the employment of Executive. For purposes of this Agreement, any reference to the “Term” of this Agreement shall include the original term and any extension thereof.
(c)    Change in Control. Notwithstanding the foregoing, if a “Change in Control” (as defined in the Company’s Long-Term Incentive Plan) shall occur within two years prior to the expiration of the Term, then the Term shall automatically be extended for a period of two years following the date of the Change in Control.
2.    Terms of Employment.
(a)    Position and Duties. During the Term, Executive shall be employed by the Company as President and Chief Executive Officer and shall be appointed, effective as of the Closing Date, to serve as a member of the Company’s Board of Directors (the “Board”) and thereafter during the Term shall be nominated for reelection as a member of the Board at each time that Executive’s term as a director would otherwise expire. Executive shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such positions which may be required by law and all such other duties as are properly required by the Board. Executive shall act at all times in compliance with the policies, rules and decisions adopted from time to time by the Company and the Board and perform all of the duties and obligations required of him by this Agreement in a loyal and conscientious manner.

(b)    Engaging in Other Activities. While employed by the Company, Executive shall devote his full time and attention to the Company and its affiliates and shall not be employed by any other person or entity. Subject to Section 8, Executive may reasonably serve on civic or charitable boards and pursue personal investments, so long as such activities do not interfere with the performance of Executive’s responsibilities as an employee in accordance with this Agreement; provided that Executive may serve on no more than one corporate board unrelated to the Company (and retain all compensation in whatever form for such service) with the approval of the Board, which approval shall not be unreasonably withheld.
(c)    Location. Executive shall perform his duties and responsibilities hereunder principally at the Company’s corporate headquarters in Milwaukee, Wisconsin; provided that Executive may be required under reasonable business circumstances to travel outside of such location in connection with performing his duties under this Agreement.
(d)    Affiliates. Executive agrees to serve, without additional compensation, as an officer and director of each of the other members of the Company’s affiliates, as determined by the Board. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.
(e)    Compensation Recovery Policy. Executive acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, any incentive compensation or performance-based compensation paid or payable to Executive hereunder shall be subject to repayment or recoupment obligations arising under applicable law or the Company’s compensation recovery policy, as the same may be amended from time to time, on the same basis as other executive officers of the Company.
(f)    Stock Ownership Guidelines.  Executive acknowledges and agrees that he shall be subject to, and will comply with, the Company’s stock ownership guidelines for the Chief Executive Officer position, as the same may be amended from time to time.
3.     Compensation and Benefits.
(a)    Base Salary. During the Term, the Company shall pay Executive an annualized base salary (“Annual Base Salary”) of $700,000, payable in regular installments in accordance with the Company’s normal payroll practices. During the Term, the Annual Base Salary shall be reviewed by the Board at such time as the salaries of other senior executives of the Company are reviewed generally. The Annual Base Salary shall not be reduced other than in connection with an across-the-board salary reduction which applies in a comparable manner to other senior executives of the Company. If so increased or reduced, then such adjusted salary will thereafter be the Annual Base Salary for all purposes under this Agreement.
(b)    Annual Incentives. For each fiscal year during the Term, Executive shall be eligible to participate in the Company’s Annual Incentive Plan, or any successor plan (the “AIP”), under terms and conditions no less favorable than other senior executives of the Company. Executive’s “target” annual incentive opportunity for the 2015 fiscal year shall not be less than 60% of his Annual Base Salary, but may thereafter be increased or reduced by the Board or a committee thereof so long as Executive’s “target” annual incentive opportunity is equal to or higher than the target opportunity set for each other senior executive of the Company (the “Target AIP”).
(c)    Long-Term Incentives. Within 30 calendar days after the Closing Date, the Company shall recommend to the Board or a committee thereof that Executive receive a one-time grant of restricted shares or units with a grant value of 120% of his Annual Base Salary, which award shall vest in equal annual installments on the first three anniversaries of the Closing Date. For each fiscal year during the Term commencing with the 2016 fiscal year, Executive shall be eligible to participate in the Company’s long-term incentive program (the “LTIP”), under terms and conditions no less favorable than other senior executives of the Company. Executive’s “target” LTIP opportunity for the 2016 fiscal year shall not be less than 60% of his Annual Base Salary, but may thereafter be increased or reduced by the Board or a committee thereof so long as Executive’s “target” LTIP opportunity is equal to or higher than the target opportunity set for each other senior executive of the Company.
(d)    Vacation. During the Term, Executive shall be eligible for paid vacation in accordance with the Company’s policies in effect from time to time for its senior executives generally; provided that Executive shall be entitled to paid vacation time at a rate of no less than 4 weeks per calendar year. Executive shall use such vacation time at such reasonable time or times each year as he may determine after consultation with the Chairman of the Board.
(e)    Expense Reimbursement. Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by Executive during the Term in connection with carrying out his duties hereunder in accordance with the Company’s policies in effect from time to time for its senior executives generally. In addition, the Company shall reimburse Executive for reasonable attorney’s fees incurred by Executive in the negotiation and documentation of this Agreement within 20 business days after delivery of Executive’s written request for payment accompanied by supporting documentation reasonably satisfactory to the Company, which request and documentation must be delivered to the Company no later than May 1, 2015, and any such reimbursement shall be subject to a cap of $10,000.
(f)    Benefits. During the Term, and except as otherwise provided in this Agreement, Executive shall be eligible to participate in all welfare, perquisite, fringe benefit, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company generally, in each case as amended from time to time. Without limiting the foregoing, during the Term, the Company shall annually reimburse Executive for up to $15,000 for financial planning services.
4.    Termination of Employment.
(a)    Death and Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Term. The Company shall be entitled to terminate Executive’s employment because of Executive’s Disability during the Term. “Disability” means that (i) Executive has been unable, for a period of 180 consecutive business days, to perform Executive’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected or approved by the Company has determined that it is either not possible to determine when such inability to perform will cease or that it appears probable that such inability will be permanent during the remainder of Executive’s life. A termination of Executive’s employment by the Company for Disability shall be communicated to Executive by written notice, and shall be effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), unless Executive returns to full-time performance of Executive’s duties before the Disability Effective Date.
(b)    Cause. Executive’s employment with the Company may be terminated by the Company with or without Cause. For purposes of this Agreement, “Cause” shall mean:
(i)    the willful and continued failure of Executive to perform substantially Executive’s duties with the Company or any of its affiliates as set forth in Section 2 of this Agreement (other than any such failure resulting from any medically determined physical or mental impairment), that is not cured by Executive within 30 calendar days after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties;
(ii)    the willful engagement by Executive in illegal conduct or gross misconduct which results in material and demonstrable damage to the business or reputation of the Company;
(iii)    a willful and material violation of the Code of Business Conduct and Ethics, or similar policies, of the Company or any of its affiliates that, if curable, is not cured by Executive within 30 calendar days after a written demand is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has materially violated the Code of Business Conduct and Ethics or similar policies; or
(iv)    a material breach by Executive of the provisions of Sections 8, 10 or 11 of this Agreement.
For purposes of this Section 4(b), no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company or any of its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company or any of its affiliates. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraph (i) through and including (iv) above, and specifying the particulars thereof in detail.

(c)    Good Reason. Executive’s employment with the Company may be terminated by Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent:
(i)    a material reduction by the Company of Executive’s title, duties, responsibilities or reporting relationship set forth in Section 2(a);
(ii)    a material reduction by the Company of Executive’s Annual Base Salary (other than as permitted in Section 3(a) of this Agreement) or Executive’s Target Bonus (other than as permitted in Section 3(b) of this Agreement);
(iii)    a failure to initially appoint Executive as a member of the Board or thereafter to nominate Executive for re-election as a member of the Board (but for the avoidance of doubt, neither the failure by the Company’s shareholders to elect or re-elect Executive as a member of the Board, nor Executive’s resignation from the Board following such failure, shall be deemed to constitute Good Reason for purposes of this Agreement); or
(iv)    any other material breach of this Agreement by the Company.
A termination of Executive’s employment by Executive shall not be deemed to be for Good Reason unless (x) Executive gives notice to the Company of the existence of the event or condition constituting Good Reason within 30 calendar days after such event or condition initially occurs or exists, and (y) the Company fails to cure such event or condition within 30 calendar days after receiving such notice. Additionally, Executive must terminate his employment within 120 calendar days after the initial occurrence of the event or condition constituting Good Reason for such termination to be “Good Reason” hereunder.
(d)    Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 30 calendar days after the giving of such notice). The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Executive, respectively, hereunder or preclude the Company or Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or Executive’s rights hereunder.
(e)    Date of Termination. “Date of Termination” means the last day of the Term, the date of Executive’s death, the Disability Effective Date, the date on which the termination of Executive’s employment by the Company for Cause or without Cause or by Executive for Good Reason or without Good Reason is effective, or such later date as is acceptable to the Board.

(f)    Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive shall immediately resign from all positions that he holds or has ever held with the Company and its affiliates, including his position on the Board and on the boards of directors of the Company’s affiliates. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.
5.    Severance Payments.
(a)    Any Termination of Employment. If, during the Term, Executive’s employment with the Company and its affiliates shall terminate for any reason or no reason, then:
(i)    Accrued Benefits. The Company shall pay, or cause to be paid, to Executive (or his estate) the sum of: (A) the portion of Executive’s Annual Base Salary earned through the Date of Termination, to the extent not theretofore paid, (B) the amount of any annual incentive that has been earned by Executive for a completed fiscal year or other measuring period preceding the Date of Termination, but has not yet been paid to Executive, (C) any accrued but unused vacation pay through the Date of Termination, to the extent not theretofore paid, and (D) Executive’s business expenses that are reimbursable pursuant to Section 3(e) but have not been reimbursed by the Company as of the Date of Termination (the sum of the amounts described in clauses (A) through and including (D) shall be referred to as the “Accrued Benefits”). The Accrued Benefits described in clauses (A), (C) and (D) of the preceding sentence shall be paid in a single lump sum within 30 calendar days after the Date of Termination. The Accrued Benefits described in clause (B) of the preceding sentence shall be paid in a single lump sum at the same time the annual incentive for the fiscal year or other measuring period preceding the Date of Termination is paid to other participants in the AIP.
(ii)    Other Benefits. To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to Executive (or his estate) any other amounts, benefits or equity awards required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) (such other amounts and benefits described in this Section 5(a)(ii) shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.
(b)    Good Reason, Other than for Cause (not During the Change in Control Protection Period). If, during the Term (other than during the Change in Control Protection Period, as defined below), the Company shall terminate Executive’s employment other than for Disability or Cause (but excluding by reason of the Company providing notice of its intention not to renew the Term), or if Executive shall terminate employment for Good Reason:

(i)    Pro-Rated Annual Incentive. Subject to Section 6 hereof, Executive shall be eligible to receive a lump sum payment equal to the annual incentive, if any, that would have been payable under the AIP for the performance period during which the Date of Termination occurs, determined as if Executive had remained employed for the entire period and based on actual performance during the entire performance period and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive (other than discretionary adjustments applicable to all similarly-situated senior executives who did not terminate employment), pro-rated for the portion of the performance period through and including the Date of Termination (the “Pro-Rated Annual Incentive”). Such amount shall be paid to Executive at the same time that payments are made to other participants in the AIP for the performance period during which the Date of Termination occurs and shall be in lieu of any annual incentive that Executive would have otherwise been entitled to receive under the terms of the AIP for that performance period.
(ii)    Severance. Subject to Section 6 hereof, the Company shall pay, or cause to be paid, to Executive a lump sum payment equal to the product of (A) the sum of Executive’s Annual Base Salary and Target AIP, multiplied by (B) two (2.0) (such number, the “Severance Multiple”), within 20 calendar days after the Release described in Section 6 becomes effective and irrevocable in accordance with its terms.
(iii)    Health Care Coverage. Subject to Section 6 hereof, the Company shall pay, or cause to be paid, to Executive an amount equal to the product of (A) the Severance Multiple, multiplied by (B) the annual cost payable by the Participant, as measured as of his Date of Termination, to obtain coverage under COBRA for Executive and, if applicable, his spouse and eligible dependents under the Company’s employee group health plan at the level in effect on the Date of Termination. Such amount shall be payable in equal monthly installments for a period of years equal to the Severance Multiple, with the first installment payable within 20 calendar days after the Release described in Section 6 becomes effective and irrevocable in accordance with its terms, and each remaining monthly installment payable on the first payroll date of each calendar month thereafter until paid in full. Such amount shall be payable whether or not Executive and his spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans under COBRA. Notwithstanding the foregoing, if Executive becomes re-employed with another employer and is eligible to receive substantially equivalent health benefits under another employer-provided plan, then the Company’s payment obligations and Executive’s right to the premium payments as described in this Section 5(b)(iii) shall cease.
(iv)    Equity Awards. Subject to Section 6 hereof, (A) all outstanding and unvested time-based equity awards of the Company granted to Executive shall become immediately vested and exercisable; and (B) all outstanding and unvested performance-based equity awards of the Company granted to Executive shall remain outstanding and shall vest, if at all, based on the extent to which the applicable performance goals are achieved during the entire applicable performance period, with the resulting payout pro-rated based on the length of time within the performance period that has elapsed through the Date of Termination.

(c)    Good Reason, Other than for Cause During Change in Control Protection Period. If, during the Term and during the period beginning upon the occurrence of a Change in Control through and until the second anniversary of the occurrence of the Change in Control (the “Change in Control Protection Period”), the Company shall terminate Executive’s employment other than for Disability or Cause, or if Executive shall terminate employment for Good Reason, then subject to Section 6 hereof:
(i)    Severance. The Company shall pay or provide, or cause to be paid or provided, to Executive the payments and benefits set forth in Section 5(b) above, provided that: (A) the Severance Multiple, as defined in Section 5(b), shall be two and one-half (2.5) rather than two (2.0); (B) the Pro-Rated Annual Incentive shall be calculated assuming that “target” performance had been achieved for each performance goal, rather than based on actual performance results; and (C) the vesting of equity awards shall be governed by the terms of the Company’s Long-Term Incentive Plan in lieu of the treatment provided in Section 5(b)(iv).
(ii)    SERP Enhancement. The Company shall pay, or cause to be paid, to Executive an amount equal to the excess, if any, of (A) the actuarial equivalent of the benefit under the Company’s Supplemental Executive Retirement Plan that Executive would receive under the terms of that plan as in effect on the Closing Date if Executive’s age (but not his years of service) were increased by the number of years equal to his Severance Multiple, over (B) the actuarial equivalent of Executive’s actual benefit under the Supplemental Executive Retirement Plan as of the Date of Termination, which amount shall be payable within 20 calendar days after the Release described in Section 6 becomes effective and irrevocable in accordance with its terms.
(d)    Non-Renewal of Term by the Company. If, during the Term, the Company provides timely notice of its intention not to renew the Term in accordance with Section 1(b) of this Agreement and terminates Executive’s employment other than for Disability or Cause at the end thereof, then subject to Section 6 hereof, the Company shall pay or provide, or cause to be paid or provided, to Executive the payments and benefits set forth in Section 5(b) above, provided that the Severance Multiple, as defined in Section 5(b), shall be one (1.0) rather than two (2.0).
(e)    Death or Disability. If, during the Term, Executive’s employment is terminated for Disability or Executive dies, then subject to Section 6 hereof, (i) the Company shall pay or provide to Executive (or his estate) the Pro-Rated Annual Incentive set forth in Section 5(b)(i); (ii) all outstanding and unvested time-based equity awards of the Company granted to Executive shall become immediately vested and exercisable, and all outstanding and unvested performance-based equity awards of the Company granted to Executive shall vest at the “target” performance level, with the resulting payout pro-rated based on the length of time within the performance period that has elapsed through the Date of Termination; and (iii) in the event of a termination for Disability only (and not as a result of death), the Company shall pay, or cause to be paid, to Executive a lump sum payment equal to his Annual Base Salary within 20 calendar days after the Release described in Section 6 becomes effective and irrevocable in accordance with its terms (which payment shall serve as an offset to any salary continuation benefits provided under the applicable Company employee long-term disability plan to the extent provided in that plan).

(f)    Cause; Other than for Good Reason. If, during the Term, Executive’s employment is terminated for Cause, or if Executive voluntarily terminates his employment without Good Reason (including by reason of Executive providing notice of his intention not to renew the Term), then the Company shall pay or provide to Executive the Accrued Benefits and the Other Benefits, and no further amounts shall be payable to Executive under this Section 5 after the Date of Termination.
(g)    Section 280G.
(i)    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 280G of the Code (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made in the following order: (A) first reducing the cash severance benefits (with cash severance benefits having different payment terms being reduced on a pro-rata basis); (B) then cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant); (C) then cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant); and (D) finally reduction of any other benefits or payments due to Executive (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis. For purposes of this Section 5(g), present value shall be determined in accordance with Section 280G(d)(4) of the Code.
(ii)    All determinations required to be made under this Section 5(g), including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 20 calendar days of the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 5(g) (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of any Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.
6.    Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit under Sections 5(b), (c), (d) or (e) hereof unless: (a) Executive or Executive’s legal representative first executes within 50 calendar days after the Date of Termination a release of claims agreement in the form attached hereto as Exhibit A, with such changes as the Company, after consulting with Executive or Executive’s legal representative, may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law (the “Release”); (b) Executive does not revoke the Release; and (c) the Release becomes effective and irrevocable in accordance with its terms.
7.    Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its affiliates may have against Executive or others, except as otherwise may be provided in Section 2(e) or Section 9 hereof. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. The Company shall reimburse Executive, on a current basis, up to $75,000 per year (not to exceed two years) for reasonable legal fees and related expenses incurred by Executive (a) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit hereunder, or (b) in contesting or disputing any termination of Executive’s employment, or Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not Executive’s claim is upheld by an arbitral panel or a court of competent jurisdiction; provided, however, that Executive shall be required to repay to the Company any such amounts to the extent that an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith. The amount reimbursable by the Company under this Section 7 in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be within five business days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in any event no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights pursuant to this Section 7 shall expire on the fifth anniversary of the Date of Termination and shall not be subject to liquidation or exchange for another benefit.
8.    Executive’s Covenants.
(a)    Confidentiality. During the Term, Executive shall preserve and protect Confidential Information from unauthorized use or disclosure, and during the Protection Period (as defined below), Executive shall not use or disclose any Confidential Information in connection with or to benefit any person, company or other enterprise (including Executive) which is engaged in or is planning to become engaged in direct competition with the Company in any state of the United States of America where, at the time this Agreement is to be enforced, the Company is engaged, or has demonstrable plans to engage that were known to Executive during employment, in substantial business activities. Executive acknowledges that a duty of loyalty to the Company and a duty to protect the Confidential Information are imposed upon Executive by law. “Confidential Information” means information of the Company that meets one or more of the following three conditions: (i) it has not been made available generally to the public or to the trade or industry by the Company or by another with the Company’s consent; (ii) it is related to, and useful or valuable in, the current or anticipated business of the Company and its value could be diminished by unauthorized disclosure or use; or (iii) it either has been identified as confidential to Executive by the Company (orally or in writing) or it has been maintained as confidential from outside parties or is recognized as intended for internal disclosure only. Confidential Information includes but is not limited to strategic and other business plans and budgets, non-public financial data and forecasts, know-how, research and development programs, personnel information (including information about the identity, responsibilities, competence, compensation and satisfaction of the Company’s employees), information about planned or pending acquisitions or divestitures, sales methods, customer lists, customer usages and requirements, customer purchase histories, marketing programs, computer programs and other confidential technical or business information or data. Executive acknowledges that the Company has disclosed that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. By executing this Agreement, Executive consents to be bound by any such duty owed by the Company to any third party.
(b)    Trade Secrets. During the Term, Executive shall preserve and protect Trade Secrets from unauthorized use or disclosure, and after termination of such employment, Executive shall not use or disclose any Trade Secret, indefinitely or for so long as that Trade Secret remains a Trade Secret under applicable law. “Trade Secret” means information of the Company, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.
(c)    Non-Competition. Executive agrees that, at all times during the Term and during the Protection Period, Executive will not, directly or indirectly, participate in or assist in, the organization, planning, preparation, ownership, financing, management, operation or control, nor have any beneficial interest in more than 5% of the equity, of any corporation, partnership, association or other person or entity which directly competes or is planning to directly compete with the Company with respect to the operations of the Company that were within Executive’s management responsibility, including the responsibility of personnel reporting to Executive, at any time within two (2) years prior to the Date of Termination (“Competitive Business”), if: (i) the Competitive Business would utilize Executive’s services for the benefit of any broadcast, cable, print or other mass communications media operations serving any Metropolitan Statistical Area, as that term is defined by the United States Government, where during the two (2) years preceding the Date of Termination and at the time this Agreement is to be enforced, the Company is engaged, or has demonstrable plans to engage that were known to Executive during employment, in broadcast, cable, print or other mass communications media operations; and (ii) Confidential Information acquired by Executive during the two (2) years preceding the Date of Termination would reasonably be expected to be useful to the performance of Executive’s duties in such employment.
(d)    Non-Solicitation. During the Protection Period, Executive agrees not to solicit or induce, or to assist anyone else in soliciting or inducing, directly or indirectly, any employee of the Company who was supervised by Executive, or about whom Executive obtained any Confidential Information, during the last two (2) years of Executive’s employment by the Company, to terminate their employment with the Company or to accept employment with a Competitive Business. This provision is not intended to restrict the employment opportunities of any employees of the Company who seek employment with a Competitive Business without any solicitation or inducement by Executive.
(e)    Return of Property. At the Date of Termination, or at any time upon the Company’s request, Executive shall deliver to the Company the original and all copies of all documents, records and property of any nature whatsoever which are in Executive’s possession or control and which are the property of the Company or which relate to the business activities, facilities or customers of the Company, including any records, documents or property created by Executive in said capacity, Executive agrees to attend an exit interview upon termination of employment to ensure compliance with the terms of this Agreement.
(f)    Duty to Notify. During the Protection Period, Executive will inform each new employer, prior to accepting employment, of the existence of this Section 8 and provide that employer with a copy of it. In addition, Executive hereby authorizes the Company to forward a copy of this Section 8 to any actual or prospective new employer.
(g)    Definitions. For purposes of this Section 8:
(i)    “Company” means the Company and/or any one or more of its affiliates that were within Executive’s management responsibility, including the responsibility of personnel reporting to Executive, at any time within two (2) years prior to the Date of Termination.
(ii)    “Protection Period” means the period commencing on the Date of Termination and ending on the second anniversary thereof, provided, however, that if the Company provides timely notice of its intention not to renew the Term in accordance with Section 1(b) of this Agreement and terminates Executive’s employment other than for Disability or Cause at the end of the Term, then the Protection Period shall mean the period commencing on the Date of Termination and ending on the first anniversary thereof.
9.    Enforcement.
(a)    Scope of Restrictions. Executive acknowledges that the restrictions set forth in Section 8 hereof are reasonable and necessary to protect the Company’s business and goodwill, and that Executive’s obligations under Section 8 and this Section 9 shall survive any termination of his employment. Executive acknowledges that if any of these restrictions or obligations are found by a court having jurisdiction to be unreasonable or overly broad or otherwise unenforceable, he and the Company agree that the restrictions or obligations shall be modified by the court so as to be reasonable and enforceable and, if so modified, shall be fully enforced.
(b)    Consideration. Executive acknowledges and agrees that the compensation and benefits provided in this Agreement constitute adequate and sufficient consideration for the covenants made by Executive in Section 8. As further consideration for the covenants made by Executive in Section 8, the Company has provided and will provide Executive certain proprietary and other confidential information about the Company, including, but not limited to, business plans and strategies, budgets and budgetary projections, income and earnings projections and statements, cost analyses and assessments, and/or business assessments of legal and regulatory issues.
(c)    Remedies. Executive recognizes and affirms that in the event of his breach of any provision of Section 8 hereof, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, Executive agrees that in the event of a breach or a threatened breach by Executive of any of the provisions of Section 8 hereof, the Company, in addition and supplementary to other rights and remedies existing in its favor, may (i) apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security), (ii) cease any further payments and/or vesting of equity awards under this Agreement, and (iii) require Executive to repay any severance benefits provided by the Company under Sections 5(b), (c), (d) or (e) hereof. In the event that the Company institutes legal action to enforce Section 8 of this Agreement, Executive agrees that the Company shall be entitled to recover from him its costs of any action (including, if the Company prevails on at least one material issue in such action, reasonable attorneys’ and expert fees and expenses). Nothing in this Section 9 will be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of Section 8 that may be pursued or availed of by the Company.
10.    Non-Disparagement. Executive shall not disparage the Company or any of its affiliates or their respective directors, officers, employees, agents, shareholders, successors and assigns (both individually and in their official capacities with the Company) or any of their goods, services, employees, customers, business relationships, reputation or financial condition. The Company agrees that, following the Date of Termination, it will instruct its executive officers and members of the Board not to disparage Executive or Executive’s business relationships or reputation. For purposes of this Agreement, to “disparage” means to make statements, whether oral or written, whether direct or indirect, whether true or false and whether acting alone or through any other person, that cast the subject of the statement in a critical or unfavorable light or that otherwise cause damage to, or intend to embarrass, the subject of the statement. Nothing in the foregoing will preclude either party from providing truthful disclosures as required by applicable law or legal process.
11.    Cooperation. During the Term and thereafter, Executive shall cooperate with the Company and its affiliates, without additional consideration, in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company including, without limitation, Executive’s being available to the Company and its affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents that are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments if Executive is then employed by the Company and otherwise taking into account Executive’s reasonable business obligations.
12.    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Executive shall be sent to the address of Executive most recently provided to the Company. Notices to the Company should be sent to Journal Media Group, Inc., 333 West State Street, Milwaukee, Wisconsin, 53203, Attention: Chairman of the Board. Notices and communications shall be effective when actually received by the addressee.
13.    Severability. The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.
14.    Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The payments and benefits provided under Section 5 shall be in full satisfaction of the Company’s obligations to Executive upon his termination of employment and in no event shall Executive be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in Section 5 hereof.
15.    Withholding of Taxes. The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company and its affiliates are required to withhold pursuant to any law or government regulation or ruling.
16.    Successors and Assigns.
(a)    This Agreement is personal to Executive, and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 16(c), without the prior written consent of Executive this Agreement shall not be assignable by the Company, except to an affiliate.

(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
17.    Choice of Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Wisconsin, without regard to conflicts of law principles. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the federal and state courts located in Wisconsin in any court action or proceeding brought with respect to or in connection with this Agreement.
18.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
19.    Section 409A Compliance.
(a)    In General. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered so as to be in compliance therewith.
(b)    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.
(c)    Reimbursements or In-Kind Benefits. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.
(d)    Six Month Delay. Notwithstanding anything contained in this Agreement to the contrary, if Executive is a “specified employee,” as determined under the Company’s policy for identifying specified employees on the Date of Termination, then to the extent required in order to comply with Section 409A, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such Date of Termination shall be accumulated through and paid or provided (without interest), within 20 calendar days after the first business day that is more than six months after the date of his separation from service (or, if Executive dies during such six-month period, within 20 calendar days after Executive’s death).
(e)    Payment Dates. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within 20 calendar days after the Release described in Section 6 becomes effective and irrevocable”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Agreement for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, the payments shall not be paid (or installments commenced) until the later of the first payroll date of the second calendar year, or the date that such Release becomes effective and irrevocable, to the extent necessary to comply with Section 409A. For purposes of Section 409A, Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
20.    Effectiveness of Agreement. This Agreement shall become effective on the Closing Date. In the event that the Master Transaction Agreement is terminated without the transactions contemplated thereby being consummated, this Agreement will be void ab initio and of no further force or effect, without further action or notice.
21.    Counterparts. This Agreement may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.
(Signatures are on the following page)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

JOURNAL MEDIA GROUP, INC. /s/Steven J. Smith By: Steven J. Smith Its: Chairman of the Board of Directors
EXECUTIVE /s/ Timothy E. Stautberg Timothy E. Stautberg

EXHIBIT A
GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this [●] day of [●], 20[●], by and between Journal Media Group, Inc. (the “Company”) and Timothy E. Stautberg (“Executive”).
1.    Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of [●], 20[●] (the “Separation Date”).
2.    Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 5[●] of the Employment Agreement between Executive and the Company dated as of January 5, 2015 (the “Employment Agreement”), upon the terms, and subject to the conditions, of the Employment Agreement. Executive agrees that Executive is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under Section 5[●] of the Employment Agreement.
3.    No Liability. This Release does not constitute an admission by the Company or its affiliates or predecessors, or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.
4.    Release. In consideration of the payments and benefits set forth in Section 2 of this Release, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective predecessors, successors and assigns (the “Company Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Company Group’s incentive or equity compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee

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Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, the Wisconsin Fair Employment Law, the Wisconsin Family and Medical Leave Act, any claim under the common law of the State of Wisconsin or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group.
Without limiting the foregoing paragraph, Executive represents that he understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Company Group as of the date Executive signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date Executive signs this Release, he may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626, and Executive voluntarily relinquishes any such rights or claims by signing this Release.
Notwithstanding the foregoing provisions of this Section 4, nothing herein will release the Company Group from (i) any obligation under the Employment Agreement; (ii) any obligation to provide all benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date, including the Company’s 401(k) plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (iii) Executive’s rights of indemnification and directors and officers liability insurance as in effect as of the Separation Date; and (iv) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release. In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company, its affiliates and their respective predecessors and successors in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.
5.    Bar. Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Section 2 of the Release.
6.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of laws principles.

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7.    Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel (at Executive’s cost) before entering into this Release. Executive acknowledges that he was given a period of 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21 calendar day period, he does so knowingly and voluntarily and only after consulting his attorney. Executive acknowledges and agrees that the promises made by the Company Group hereunder and in the Employment Agreement represent substantial value over and above that to which Executive would otherwise be entitled.
8.    Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 12 of the Employment Agreement, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of the Release.
9.    Miscellaneous. This Release, together with the Employment Agreement, is the complete understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Company Group to carry out the provisions of this Release.
10.    Counterparts. This Release may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

JOURNAL MEDIA GROUP, INC. [Form of release – Do not sign] ____________________________________ By: Its:	EXECUTIVE [Form of release – Do not sign] ____________________________________ Timothy E. Stautberg

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